Exhibit 19

Insider Trading Policy (ITP)
2024-12-12

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Insider Trading Policy (ITP)
Table of Contents
Table of Contents
Table of Contents ...................................................................................................TOC-1

Chapter 1	General....................................................................................................	1-1
1.1	Purpose .................................................................................................	1-1
1.2	Scope.....................................................................................................	1-1
1.3	Potential Consequences........................................................................	1-3
Chapter 2	FAQs........................................................................................................	2-1
2.1	Insiders ..................................................................................................	2-1
Chapter 3	Blackout and Preclearance Procedures.............................................................................................	3-1
3.1	Trades....................................................................................................	3-1
Chapter 4	Prohibited Transactions ........................................................................	4-1
4.1	Policy .....................................................................................................	4-1
4.2	Disclosure of Material Information to Third Parties................................	4-2
4.3	Exceptions .............................................................................................	4-2
Chapter 5	Possible Additional Restrictions..........................................................	5-1
5.1	Note .......................................................................................................	5-1
Chapter 6	Related Policies and Certification........................................................	6-1
6.1	Compliance ............................................................................................	6-1
Chapter 7	Interpretation and Amendment.............................................................	7-1
7.1	Updates .................................................................................................	7-1
Chapter 8	Questions ...............................................................................................	8-1
8.1	Contacts.................................................................................................	8-1
1 For purposes of this policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities
Exchange Act of 1934 (as amended, the “Exchange Act”).

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Insider Trading Policy (ITP)
General

General
  1.1 Purpose
JetBlue seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our Directors and Crewmembers (including officers1) to comply at all times with applicable federal and state laws and regulations governing insider trading. This policy sets forth procedures designed to help comply with these laws and regulations.
    1.2     Scope
All Directors and Crewmembers, regardless of their title or position, are prohibited from trading in JetBlue securities, including stocks, bonds, notes, debentures, options, warrants, equity, and other convertible securities, as well as derivative instruments, while they possess material information about JetBlue that has not been fully disclosed to the public, and from providing this information to others who may trade, in breach of a duty of trust or confidence.
This policy applies to your family members who reside with you, anyone else who lives in your household, and any family members that do not live in your home but whose transactions in our securities are directed by you or are subject to your influence or control. You are responsible for the transactions of these other people and should make them aware of the requirement to confer with you before they trade in JetBlue securities. This policy also applies to any entities that you control, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this policy as if they were for your own account.
JetBlue may determine that this policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Directors, officers and other Crewmembers, together with any other person designated as being subject to this policy by the General Counsel or his or her designee (the “Compliance Officer”)

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Insider Trading Policy (ITP)
General
(with their controlled entities and affiliated individuals subject to this policy), are referred to collectively as “Covered Persons.”
Deemed Insiders
A Deemed Insider is a Covered Person who has, or is likely to have, access to the company’s financial information in advance of public disclosure or to other material nonpublic information. The Legal Department determines who is a “Deemed Insider”
and are responsible for periodically reviewing and updating the list of Deemed Insiders.
Members of our Board of Directors, JetBlue’s senior leadership team, including SLT
Crewleaders, and other JetBlue officers are considered Deemed Insiders at all times.
Other Crewmembers may be Deemed Insiders due to information they routinely access as a part of their job. Individuals may become Deemed Insiders from time to time as a result of special projects or initiatives.
Example
If you attend an Officer and Director call in which material, nonpublic information is disclosed, you should not trade in JetBlue securities until one business day after that information is made public.
You may be provided with material nonpublic information in emails (such as information concerning financial performance). In such an instance, you should not trade in JetBlue securities until one business day after that information is made public.
Even if you receive clearance from the Legal Department to trade, the obligation to ensure you are not in possession of material nonpublic information lies with you. If you trade while in possession of material nonpublic information, you risk civil and criminal penalties on an individual basis.
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Insider Trading Policy (ITP)
General
Business Partners and Other Third Parties
You should not purchase, sell, gift or otherwise transfer any security of any other company, including economically-linked companies, such as a competitor or another peer company in JetBlue’s industry, while in possession of material nonpublic information if such information was obtained in connection with your employment by or service to JetBlue (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making an investment decision in such other company).
1.3 Potential Consequences
We require our personnel to comply at all times with federal laws and regulations governing insider trading. Failure to follow the procedures in this policy could result in a serious violation of the securities laws by you and/or JetBlue. Violating federal and state laws regarding insider trading can undermine investor trust, harm the reputation and integrity of JetBlue, and result in dismissal from the company or even serious criminal and civil charges against the individual and the company. JetBlue reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

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Insider Trading Policy (ITP)
FAQs

FAQs
  2.1Insiders
An “insider” is a person who possesses, or has access to, material information concerning JetBlue that is not public (see below for a definition of “material information”
and “public”). Insiders may be subject to criminal prosecution and/or civil liability for trading in JetBlue stock or other securities or providing this information to others who may trade when they know material information concerning JetBlue that has not been fully disclosed to the public.
What is “Material” Information?
It is not possible to define all categories of material information. In general, information should be regarded as “material” if there is a reasonable likelihood that it would be considered important by an investor in making a decision to buy, hold or sell securities.
Any information that could be expected to affect JetBlue’s stock price, whether it is positive or negative, should be regarded as material.
When is Information “Public”?
If you are aware of material nonpublic information, you may not trade until the information has been widely disseminated to the general public so that investors have been able to factor the information into the market price of the security.
Generally a full trading day following release of information to the public is regarded as sufficient time for public dissemination and absorption of material information.
The Compliance Officer will have sole discretion to decide whether information is public for purposes of this policy.
What Qualifies as a Trade?
“Trades” include any “purchase” or “sale” of securities, which are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options,

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Insider Trading Policy (ITP)
FAQs
transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.
What if I Leave JetBlue?
With the exception of the preclearance requirement, this policy continues to apply to transactions in JetBlue’s securities even after termination of service to the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in JetBlue’s securities until the later of the completion of the first full trading day after the public release of quarterly earnings data following your termination of service with JetBlue or the time when that information has otherwise become public.
If you are exposed to material nonpublic information after termination of services to the company in connection with the position you previously held in JetBlue, you may not trade in JetBlue’s securities until that information has become public or is no longer material.
In addition, if your service terminated during a blackout period, the restrictions on trading applicable during the blackout period will continue to apply until the lapse of such period.
What if I Learn Material Nonpublic Information After I Have Decided to Trade
JetBlue Securities but Before I Have Executed the Trade?
If you learn of material nonpublic information after you have already decided to buy or sell JetBlue securities but have not yet completed the transaction, you may not proceed.
Trading while in possession of material nonpublic information is prohibited even if that information was not your underlying motive for the trade.
My Trade Was for a Small Amount of Securities – Does That Matter?
No. There are no limits on the size of a transaction that could trigger insider trading liability; relatively small trades have in the past occasioned SEC investigations and lawsuits.
Can I Move My JetBlue Common Stock to a Brokerage Account Outside Fidelity?
From time to time, Crewmembers have requested the ability to move their JetBlue equity from the company’s broker to a broker of their own choice. In order to do so, they must ensure the outside broker is aware of and complies with our insider trading windows and policies. Merely requesting approval to trade and moving the shares is not sufficient.
Can I Trade or Hold Positions in Other Airline Stocks?
Covered Persons are prohibited from trading in any company’s securities while in possession of material nonpublic information (to the extent there is a reasonable likelihood that such information would be considered important to an investor in making

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Insider Trading Policy (ITP)
FAQs
an investment decision in such other company) if that information was learned during your employment with JetBlue. You may not trade in the other company’s securities until the information becomes public or is no longer material.

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Insider Trading Policy (ITP)
Blackout and Preclearance Procedures

Blackout and Preclearance
Procedures
3.1Trades
Deemed Insiders, and any other persons designated by the Legal Department (with their controlled entities and affiliated individuals subject to this policy) must not purchase, sell, gift or otherwise transfer any security of the company during any blackout period, except as otherwise permitted by this policy.
Quarterly Blackout Periods
JetBlue’s quarterly blackout period begins 10 business days before quarter-end; and
ends after completion of one trading day after the earnings release for that quarter.
A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, JetBlue were to release earnings on Monday prior to 9:30 a.m. Eastern
Time, then the blackout period would terminate after the close of trading on Monday. If
JetBlue were to release earnings on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. Any question as to whether information is publicly available shall be directed to the Compliance Officer.
Additional Blackout Periods
From time to time, the Compliance Officer or the Board of Directors, in its discretion, may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period (with their controlled entities and affiliated individuals subject to this policy) must not purchase, sell, gift or otherwise transfer any security of JetBlue, except as otherwise permitted by this policy, and must not disclose that an additional blackout period is in effect.
Preclearance
All transactions in the company’s securities by Deemed Insiders with their controlled entities and affiliated individuals subject to this policy (including, without limitation,

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Insider Trading Policy (ITP)
Blackout and Preclearance Procedures
acquisitions and dispositions of company stock, gifts, the exercise of stock options and the sale of company stock issued upon exercise of stock options) must be precleared by the Legal Department.
If you are subject to preclearance, you must submit a trade request to the Legal
Department in advance of trading, in accordance with the procedures established by the Legal Department.
While members of JetBlue’s Legal Department make an effort to respond to every request to trade promptly, please note that it may take up to five (5) business days to receive a response to a trade request. Please plan accordingly. In addition, please note that the Legal Department cannot take personal circumstances into consideration when determining if you may have material nonpublic information.
The Legal Department has sole discretion to decide whether to clear any contemplated transaction, and clearance of a transaction should not be understood to represent legal advice by the company that a proposed transaction complies with applicable law. None of the company, the Compliance Officer, members of the Legal Department, or other
Crewmembers will have any liability for any delay in reviewing, or refusal of, a trade request.
All trades that are precleared must be effected within five (5) business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been effected during the five (5) business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if you become aware of material nonpublic information, or become subject to a blackout period before the transaction is effected, the transaction may not be completed.
Transactions under a previously established Trading Plan (as defined below) that has been preapproved in accordance with this policy are not subject to further preclearance.

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Insider Trading Policy (ITP)
Prohibited Transactions

Prohibited Transactions
              4.1Policy
JetBlue has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Therefore, Covered Persons must comply with the following policies with respect to certain transactions in JetBlue’s securities.
Short Sales
No Covered Person may enter into short sales of JetBlue’s securities. Short sales, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within twenty (20) days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the company or its short-term prospects.
Options
No Covered Person may enter into transactions in puts, calls, or other derivative securities involving JetBlue’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market. A transaction in options is, in effect, a bet on the short-term movement of the company’s shares and, therefore, creates the appearance that a Covered Person is trading based on material nonpublic information.
Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of the company’s long-term objectives.
Hedging Transactions
No Covered Person may enter into derivative transactions to hedge their economic exposure to JetBlue’s common stock, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of JetBlue’s

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Insider Trading Policy (ITP)
Prohibited Transactions
equity securities. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as JetBlue’s other shareholders.
Margin Accounts and Pledging
Covered Persons are prohibited from pledging JetBlue stock as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of share options under JetBlue’s equity plans, nor to situations approved in advance by the Compliance Officer.
Partnership Distributions
Nothing in this policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a Director is affiliated to distribute
JetBlue securities to its partners, members, or other similar persons. It is the responsibility of each affected Director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
  4.2Exceptions
There are several types of transactions in which Covered Persons may engage even if they are in possession of material nonpublic information about JetBlue.
Transactions with the Company
This policy’s trading restrictions generally do not apply to transactions directly with the company.
Stock Option Exercises and “Sell to Cover” Transactions
This policy’s trading restrictions generally do not apply to the exercise of a stock option
(unless the stock option exercised has a reload feature) or to the exercise of a tax withholding right pursuant to which you elect to have JetBlue withhold common shares subject to a stock option to satisfy tax withholding requirements. The trading restrictions do apply, however, to any sale of the underlying common stock or to a cashless exercise of the stock option through a broker, as this entails an open market sale of a portion of the underlying common stock to cover the costs of exercise.
This policy’s trading restrictions also generally do not apply to “sell-to-cover”
transactions pursuant to any non-discretionary policy adopted by the company that is

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Insider Trading Policy (ITP)
Prohibited Transactions
intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options).
Crewmember Stock Purchase Program
This policy’s trading restrictions do not apply to purchases of our common stock in the Crewmember Stock Purchase Program (“CSPP”) resulting from your periodic payroll contributions to the CSPP pursuant to the election you made at the time of your enrollment in the CSPP. The trading restrictions do apply, however, to your sales of JetBlue common stock purchased pursuant to the CSPP.
Gifts
This policy’s trading restrictions generally do not apply to gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this policy, except that gift transactions involving Company securities are subject to preclearance.
Trading Plans and Trading Arrangements
The restrictions in this policy, other than restrictions on those transactions described under in “Prohibited Transactions,” Chapter 4.1, do not apply to transactions under a trading plan (a “Trading Plan”) that satisfies either:
•the conditions of Rule 10b5-1; or
•the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c)
of Regulation S-K; and
•the Compliance Officer has pre-approved.
The Compliance Officer may impose such other conditions on the implementation and operation of a Trading Plan as the Compliance Officer deems necessary or advisable.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information.
Modifications to and early terminations of a Trading Plan are subject to pre-approval by the Legal Department.
The company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Legal Department,
Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the company.

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Insider Trading Policy (ITP)
Prohibited Transactions
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the company, the Compliance Officer, members of the Legal Department, or other Crewmembers assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the company of, or trading under, a Trading Plan.

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Insider Trading Policy (ITP)
Possible Additional Restrictions

Possible Additional Restrictions
5.1Note
In addition to the general policies and procedures set forth in this policy, our General
Counsel has the authority to impose additional restrictions from time to time on Directors, individual Crewmembers, certain groups of Crewmembers, or all Crewmembers. In such event, the Directors and/or affected Crewmembers will be informed of those additional restrictions.

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Insider Trading Policy (ITP)
Related Policies and Certification

Related Policies and Certification
6.1Compliance
This Insider Trading Policy should be read in conjunction with the Code of Business
Conduct and the Crewmember Blue Book.
All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this policy.

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Insider Trading Policy (ITP)
Interpretation and Amendment

Interpretation and Amendment
7.1Updates
The General Counsel shall have the authority to interpret and update this policy and all related policies and procedures. In particular, such interpretations and updates of this policy, as authorized by the General Counsel, may include amendments to or departures from the terms of this policy, to the extent consistent with the general purpose of this policy and applicable securities laws.

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Insider Trading Policy (ITP)
Questions

Questions
8.1Contacts
Any person who has a question about this policy or its application to any proposed transaction may obtain additional guidance from:
Eileen McCarthy
General Counsel and Corporate Secretary
eileen.mcCarthy@jetblue.com
and
Shannon Collins
Director, Securities and Corporate Governance
shannon.collins@jetblue.com
If you have a question as to whether something may be material nonpublic information, please reach out. With trade-related questions, please reach out to all individuals listed above. If you wish to discuss a trade request and the window is scheduled to close in five (5) business days or less, please do not rely on leaving a voicemail message or, if someone’s out of office message indicates they are traveling, an email.
Ultimately, the responsibility for adhering to this policy and avoiding unlawful transactions rests with each of you. Actions taken by the company, the
Compliance Officer, other members of the Legal Department or any other
Crewmembers do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this policy or with securities laws.
If you have questions about JetBlue’s broker, Fidelity, please reach out to
StockAdmin@JetBlue.com.
If you have questions about our Compliance programs at JetBlue, please reach out to
BlueEthicsandCompliance@JetBlue.com.
www.jetblue.com
JetBlue Airways
27-01 Queens Plaza North
Long Island City, New York 11101
1-800-JETBLUE